2017 LONG-TERM INCENTIVE PLAN

OF

CODORUS VALLEY BANCORP, INC.

(As Amended February 14, 2023)

ARTICLE I

GENERAL PROVISIONS

1.1PURPOSES

The purposes of the 2017 Long-Term Incentive Plan (the "Plan") are to advance the long-term success of Codorus Valley Bancorp, Inc. (the "Company" or "Codorus"), and to increase shareholder value by providing the incentive of long-term stock-based awards and cash awards to officers, non-employee directors and key employees.  The Plan is designed to:  (i) encourage stock ownership by Participants (hereinafter defined) to further align their interests with the interests of shareholders of the Company, (2) ensure that compensation practices are competitive in the industry and (3) assist in the attraction and retention of key employees vital to the Company's long-term success.

1.2DEFINITIONS

For the purpose of the Plan, the following terms shall have the meanings indicated:

(a)"Board" means the Board of Directors of the Company.

(b)"Cash Incentive Awards" means a right to receive a cash payment pursuant to any award made pursuant to Article VII hereof.

(c)"Change in Control" means the occurrence of any of the following events:

(i)The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Company's Common Stock in excess of 30% of the Company's Common Stock unless such acquisition has been approved by the Board;

(ii)Any election has occurred of persons to the Board that causes a majority of the Board to consist of persons other than:  (A) persons who were members of the Board on the effective date of the Plan, as provided in Section 11.1 and (B) persons who were nominated for election as members of the Board at a time when a majority of the Board consisted of persons who were members of the Board on the effective date of the Plan, provided, however, that any person nominated for election by a Board at least a majority of whom constituted persons described in clauses (A) and (B) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (A);

(iii)The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Common Stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Company's Common Stock immediately prior to such reorganization, merger or consolidation;

(iv)The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Common Stock immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 50% of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees of the entity purchasing such assets in substantially the same proportion as their ownership of the Company's Common Stock immediately prior to such sale or disposition; or

(v)A complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that an award hereunder is subject to the requirements of Section 409A of the Code and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a "change in control event" pursuant to the definition of such term in Section 409A.

(d)"Code" means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(e)"Committee" means the Compensation Committee of the Board or the full Board, as the case may be.

(f)"Common Stock" means the Common Stock of the Company, par value $2.50 per share.

(g)"Company" means Codorus and solely for purposes of determining:  (i) eligibility for participation in the Plan, (ii) employment and (iii) the establishment of performance goals, shall include any corporation, partnership or other organization of which Codorus owns or controls, directly or indirectly, not less than 50 percent of the total combined voting power of all classes of stock or other equity interests.  For purposes of this Plan, the terms "Codorus" and "Company" shall include any successor to Codorus.

(h)"Disability" means total and permanent disability within the meaning of Section 22(e)(3) of the Code.

(i)"Dividend Equivalent" means an amount equal to the cash dividend paid on one share of Common Stock for each Performance Restricted Share or Restricted Stock Unit.  All Dividend Equivalents will be reinvested in Performance Restricted Shares or Restricted Stock Units at a purchase price equal to the Fair Market Value on the dividend date.

(j)"Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k)"Fair Market Value" means as of any date:  (i) the average of the closing bid and asked prices on such date of the Common Stock as quoted by The NASDAQ Stock Market or (ii) as the case may be, the last reported sales price of the Common Stock on such date as reported by The NASDAQ Stock Market or the principal national securities exchange on which such stock is listed and traded, or in each such case where there is no trading on such date, on the first previous date on which there is such trading.

(l)"Incentive Stock Option" means a Stock Option which meets the definition under Section 422 of the Code.

(m)"Key Employee" means an employee who, in the judgment of the Committee, is considered especially important to the future of the Company.

(n)"Non-Employee Director" means a member of the Board who is not an employee of the Company.

(o)"Nonstatutory Stock Option" means a Stock Option which does not meet the definition of an Incentive Stock Option.

(p)"Participant" means any officer, Non-Employee Director or Key Employee who has met the eligibility requirements set forth in Section 1.6 hereof and to whom an award has been made and is outstanding under the Plan.

(q)"Performance Measures" shall mean the Performance Measures described in Section 4.4 of the Plan.

(r)"Performance Period" means, in relation to Performance Restricted Shares, any period for which performance goals have been established.

(s)"Performance Restricted Share" means a right granted to a Participant pursuant to Article IV.

(t)"Restricted Stock Award" means an award of Common Stock granted to a Participant pursuant to Article V which is subject to a Restriction Period.

(u)"Restricted Stock Unit" means a bookkeeping entry representing the equivalent of one or more shares of Common Stock granted to a Participant pursuant to Article V which is subject to a Restriction Period.

(v)"Restriction Period" means in relation to Restricted Stock Awards and Restricted Stock Units, the period of time (if any) during which:  (i) such shares or units, as the case may be, are subject to forfeiture pursuant to the Plan and (ii) such shares or units, as the case may be, may not be sold, assigned, transferred, pledged or otherwise disposed of by the Participant.

(w)"Retirement" means an Employee Participant's termination from employment with the Company after the age and years of service of the Participant equals 65 starting at age 55, or termination of employment under circumstances which the Committee deems equivalent to retirement, or a Non-Employee Director's termination of service as a Non-Employee Director under circumstances which the Committee deems equivalent to retirement.

(x)"Stock Appreciation Right" means a right granted to a Participant pursuant to Article III to surrender to the Company all or any portion of the related Stock Option and to receive in cash or in shares of Common Stock an amount equal to the excess of the Fair Market Value over the option price on the date of such exercise.

(y)"Stock Award" means an award of Common Stock granted to a Participant pursuant to Article V which is not subject to a Restriction Period.

(z)"Stock Option" means a right granted to a Participant pursuant to Article II, to purchase, before a specified date and at a specified price, a specified number of shares of Common Stock.

1.3ADMINISTRATION

The Plan shall be administered by the Committee; provided, however, that the Board shall administer the Plan as it relates to the terms, conditions and grant of awards to Non-Employee Directors. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee.  Subject to the provisions of the Plan and to directions by the Board, the Committee is authorized to interpret the Plan, to adopt administrative rules, regulations and guidelines for the Plan, and to impose such terms, conditions and restrictions on grants as it deems appropriate.  The Committee, in its discretion, may allow certain optionees holding unexercised Incentive Stock Options to convert such options to Nonstatutory Stock Options.  The Committee may, with respect to Participants who are not subject to Section 16(b) of the Exchange Act or "covered employees" within the meaning of Section 162(m) of the Code ("Section 162(m)"), delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company.

1.4TYPES OF GRANTS UNDER THE PLAN

Grants under the Plan may be in the form of any one or more of the following:

(a)Nonstatutory Stock Options;

(b)Incentive Stock Options;

(c)Stock Appreciation Rights;

(d)Performance Restricted Shares;

(e)Restricted Stock Awards;

(f)Restricted Stock Units;

(g)Stock Awards; and

(h)Cash Incentive Awards.

1.5SHARES SUBJECT TO THE PLAN AND INDIVIDUAL AWARD LIMITATION

(a)A maximum of 360,000 shares of Common Stock may be issued under the Plan.  All such shares may be granted in the form of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock Awards, Restricted Stock Units and Stock Awards.  The total number of shares authorized is subject to adjustment as provided in Section 9.1 hereof.  Shares of Common Stock issued under the Plan may be treasury shares or authorized but unissued shares.  No fractional shares shall be issued under the Plan.  Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Common Stock that shall be subject to stock-based awards made under the Plan to any one individual in any calendar year shall be 100,000.

(b)If any Stock Option granted under the Plan expires or terminates, the underlying shares of Common Stock may again be made available for the purposes of the Plan.  Any shares of Common Stock that have been granted as Restricted Stock Awards, or that have been reserved for distribution in payment for Performance Restricted Shares or Restricted Stock Units but are later forfeited or for any other reason are not payable under the Plan, may again be made available for the purposes of the Plan.  Furthermore, shares of Common Stock that are:  (i) tendered or withheld in payment of the exercise price of any Stock Option or in satisfaction of withholding tax obligations arising from any Award and (ii) shares of Common Stock repurchased by the Company that have been designated for allocation to the Plan, shall be available for issuance under the Plan.

(c)The maximum amount of cash-based awards intended to constitute "performance-based compensation" under Section 162(m) granted to any Participant in any calendar year shall not exceed $1,000,000.

(d)No more than $200,000 may be granted in share-based awards under the Plan during any one year to a Participant who is a Non-Employee Director (based on the Fair Market Value of the shares of Common Stock underlying the award as of the applicable grant date).

1.6ELIGIBILITY AND PARTICIPATION

Participation in the Plan shall be limited to officers, who may also be members of the Board, other Key Employees of the Company who are so designated by the Committee in its discretion, Non-Employee Directors and consultants to the Company.

1.7NO REPRICING; NO AUTOMATIC OPTION GRANTS (RELOADS)

Without the prior approval of the shareholders, the Company may not:

(a)Cancel a previously granted Stock Option or Stock Appreciation Right in exchange for cash or a replacement Stock Option or Stock Appreciation Right with a lower (or no) exercise price;

(b)Provide for any automatic grant of a new Stock Option or Stock Appreciation Right upon a Participant's exercise of any Stock Option or Stock Appreciation Right granted under the Plan; or

(c)Amend a Stock Option or Stock Appreciation Right to lower the exercise price;

except for adjustments required or otherwise made under Section 9.1, or take any other action that could constitute a "repricing" under generally accepted accounting principles.

1.8MINIMUM VESTING

Except in the case of awards granted to Non-Employee Directors, and except in the case of substitute awards or awards granted as an inducement to join the Company as a new employee to replace forfeited awards from a former employer, any award other than a Stock Award or a Cash Incentive Award granted under the Plan shall be subject to a minimum vesting period of twelve (12) months.  Notwithstanding the foregoing, the Committee may permit acceleration of vesting in the event of the Participant's death, Disability or Retirement, or upon a Change of Control.

1.9CLAWBACKS

Awards shall be subject to the requirements of:  (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder; (ii) similar rules under the applicable laws of any other jurisdiction; (iii) any compensation recovery policies adopted by the Company to implement any such requirements; and (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.

ARTICLE II

STOCK OPTIONS

2.1GRANT OF STOCK OPTIONS

The Committee may from time to time, subject to the provisions of the Plan, grant Stock Options to Participants.  The Committee shall determine the number of shares of Common Stock to be covered by each Stock Option and shall have the authority to grant Incentive Stock Options, Nonstatutory Stock Options or a combination thereof; provided, however, that Incentive Stock Options may be granted only to Participants who are employees of the Company and may not be granted to Non-Employee Directors.  Furthermore, the Committee may grant a Stock Appreciation Right in connection with a Stock Option, as provided in Article III.

2.2INCENTIVE STOCK OPTION EXERCISE LIMITATIONS

The aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the shares of Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by a Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other limit as may be established from time to time under the Code.

2.3OPTION DOCUMENTATION

Each Stock Option shall be evidenced by a written Stock Option agreement between the Company and the Participant to whom such option is granted, specifying the number of shares of Common Stock that may be acquired by its exercise and containing such terms and conditions consistent with the Plan as the Committee shall determine.

2.4EXERCISE PRICE

The price at which each share covered by a Stock Option may be acquired shall be determined by the Committee at the time the option is granted and shall not be less than the Fair Market Value of the underlying shares of Common Stock on the day the Stock Option is granted.  If an Incentive Stock Option is granted to an employee who, at the time such Option is granted, owns shares of the Company possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or  its subsidiaries ("10% Shareholder"), the exercise price of such Stock Option shall not be less than 110% of the Fair Market Value of the underlying shares of Common Stock on the day such Stock Option is granted.  The exercise price will be subject to adjustment in accordance with the provisions of Section 9.1 of the Plan.

2.5EXERCISE OF STOCK OPTIONS

(a)Exercisability.  Stock Options shall become exercisable at such times and upon the satisfaction of such conditions and in such installments as the Committee may provide at the time of grant.

(b)Option Period.  For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised, provided that:  (i) no Stock Option shall be exercisable after the expiration of ten years from the date the Stock Option was granted and (ii) in the case of a 10% Shareholder, no Stock Option shall be exercisable after the expiration of five years from the date the Stock Option was granted.

(c)Exercise in the Event of Termination of Employment.

(i)Death:  Unless otherwise provided by the Committee at the time of grant, in the event of the death of the Participant, the Stock Option must be exercised by the Participant's estate or beneficiaries within one year following the death of the Participant and prior to its expiration.  Each Stock Option may be exercised as to all or any portion thereof regardless of whether or not fully exercisable under the terms of the grant.

(ii)Disability:  Unless otherwise provided by the Committee at the time of grant, in the event of the Disability of the Participant, the Stock Option must be exercised within one year following the Participant's termination of employment or service and prior to its expiration.  Each Stock Option may be exercised as to all or any portion thereof regardless of whether or not fully exercisable under the terms of the grant.

(iii)Retirement:  Unless otherwise provided by the Committee at the time of grant, in the event of the Retirement of the Participant, outstanding grants of Stock Options will continue to vest based on the original vesting schedule, provided the Participant satisfied the "Good Leaver" criteria set forth below:

•	Age and years of service equal to 65 starting at age 55;
•	The Participant gives 6 months advance notice of retirement; and
•	The Participant signs a non-compete for one year and a non-solicitation for the time vest term.

An unexercised Incentive Stock Option will cease to be treated as such and will become a Nonstatutory Stock Option three months following the date of Retirement.  Each Stock Option may be exercised as to all or any portion thereof regardless of whether or not fully exercisable under the terms of the grant.

(iv)Other Terminations:  Unless otherwise provided by the Committee at the time of grant, in the event a Participant ceases to be an employee or Non-Employee Director of the Company for any reason other than death, Disability or Retirement, Stock Options which are exercisable on the date of termination must be exercised within three months after termination and prior to the expiration date of any such Stock Option.  All Stock Options which are not exercisable on the date of termination shall be cancelled.

(v)Extension of Exercise Period:  Notwithstanding all other provisions under Section 2.5(c), in the event a Participant's employment or service is terminated, the Committee may, in its sole discretion, extend the post-termination period during which the Stock Option may be exercised, provided however that such period may not extend beyond the original option period.

2.6METHOD OF EXERCISE

The Stock Option may be exercised in whole or in part from time to time by written request received by the Secretary of the Company.  The exercise price of each share acquired pursuant to a Stock Option shall be paid in full at the time of each exercise of the Stock Option either:  (i) in cash, (ii) by delivering to the Company previously owned shares of Common Stock or (iii) in the discretion of the Committee, by delivering to the Secretary of the Company a notice of exercise with an irrevocable direction to a broker-dealer registered under the Securities Exchange Act of 1934, as amended, to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay the exercise price; (iv) in the discretion of the Committee, through an election to have shares of Common Stock otherwise issuable to the Participant withheld to pay the exercise price of such Stock Option or (v) in the discretion of the Committee, through any combination of the payment procedures set forth in (i) through (iv) above.  However, shares of Common Stock previously acquired by the Participant under the Plan or any other incentive plan of the Company shall not be utilized for purposes of payment upon the exercise of a Stock Option unless those shares have been owned by the Participant for a six month period or such longer period as the Committee may determine.

ARTICLE III

STOCK APPRECIATION RIGHTS

3.1GRANT OF STOCK APPRECIATION RIGHTS

The Committee may, in its discretion, grant Stock Appreciation Rights in connection with all or any part of a Stock Option granted under the Plan.  Any Stock Appreciation Right granted in connection with a Stock Option shall be governed by the terms of the Stock Option agreement and the Plan.

3.2EXERCISE OF STOCK APPRECIATION RIGHTS

Stock Appreciation Rights shall become exercisable under the Stock Option terms set forth in Section 2.5 but shall be exercisable only when the Fair Market Value of the shares subject thereto exceeds the exercise price of the related Stock Option.

3.3METHOD OF EXERCISE

(a)Stock Appreciation Rights shall permit the Participant, upon exercise of such rights, to surrender the related Stock Option, or any portion thereof, and to receive, without payment to the Company (except for applicable withholding taxes), an amount equal to the excess of the Fair Market Value over the exercise price.  Such amount shall be paid in shares of Common Stock valued at Fair Market Value on the date of exercise or in cash, or any combination of shares and cash, as determined by the Committee in its discretion.

(b)Upon the exercise of a Stock Appreciation Right and surrender of the related Stock Option, or portion thereof, such Stock Option, to the extent surrendered, shall be terminated and the shares covered by the Stock Option so surrendered shall no longer be available for purposes of the Plan.

ARTICLE IV

PERFORMANCE RESTRICTED SHARES

4.1GRANT OF PERFORMANCE RESTRICTED SHARES

The Committee may from time to time grant Performance Restricted Shares to Participants under which payment may be made in shares of Common Stock if the performance of the Company meets certain goals established by the Committee.  Such Performance Restricted Shares shall be subject to such performance goals and, if earned, a vesting period, as the Committee shall determine.

4.2PERFORMANCE RESTRICTED SHARE AGREEMENT

Each grant of Performance Restricted Shares shall be evidenced by a written agreement between the Company and Participant to whom such Performance Restricted Shares are granted.  The agreement shall specify the number of Performance Restricted Shares granted, the terms and conditions of the grant, the duration of the Performance Period, the performance goals to be achieved, and the vesting period applicable to shares of Common Stock earned.

4.3COMMON STOCK EQUIVALENT

Each Performance Restricted Share shall be credited to an account to be maintained for each such Participant during the Performance Period and shall be deemed to be the equivalent of one share of Common Stock.  At the conclusion of the Performance Period, Performance Restricted Shares earned, if any, shall be converted to shares of Common Stock subject to a vesting period.

4.4PERFORMANCE GOALS

Performance Restricted Share awards shall be conditioned upon the Company's attainment of a specified goal with respect to one or more of the following performance measures:  (i) total shareholder return; (ii) return on average shareholders' equity; (iii) return on capital; (iv) earnings per share; (v) return on average assets; (vi) earnings; (vii) net income; (viii) net interest income; (ix) core earnings; (x) cash flow; (xi) operating income; (xii) Fair Market Value of Common Stock; (xiii) non-interest income growth; (xiv) loan growth; (xv) deposit growth; (xvi) shareholder value added or economic value added; (xvii) return on investment; (xviii) non-interest income to total revenue ratio; (xix) net interest margin; (xx) net charge-off ratio; (xxi) reserve coverage of non-performing loans; (xxii) market share; (xxiii) productivity ratios; (xxiv) regulatory compliance; (xxv) satisfactory internal or external audits; (xxvi) capital and expense management; (xxvii) achievement of risk management objectives; (xxviii) efficiency ratio; (xxix) the ratio of non-performing assets to total assets; and (xxx) the ratio of non-performing loans to total loans.  The Committee shall determine a minimum performance level below which no Performance Restricted Shares shall be payable and a performance schedule under which the number of shares earned may be less than, equal to, or greater than the number of Performance Restricted Shares granted based upon the Company's performance.  The Committee may adjust the performance goals and measurements to reflect significant unforeseen events; provided, however, that the Committee may not make any such adjustments with respect to any award of Performance Restricted Shares to an individual who is then a "covered employee" as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m), if such adjustment would cause compensation pursuant to such Performance Restricted Share award to cease to be performance-based compensation under Section 162(m).

4.5PERFORMANCE PERIOD

The Committee shall establish a Performance Period applicable to each grant of Performance Restricted Shares.  There shall be no limitation on the number of Performance Periods established by the Committee, and more than one Performance Period may encompass the same calendar year.  The Committee may shorten any Performance Period if it determines that unusual or unforeseen events so warrant.

4.6DIVIDEND EQUIVALENTS DURING PERFORMANCE PERIOD

During the Performance Period, a Participant shall be entitled to receive Dividend Equivalents which shall be deemed to have been reinvested in additional Performance Restricted Shares at the same time as such underlying Common Stock cash dividend is paid.  Performance Restricted Shares granted through such reinvestment shall be credited to the Participant's account and shall be payable to the Participant in the same manner and at the same time as the Performance Restricted Shares with respect to which such Dividend Equivalents were issued.

4.7CONVERSION OF PERFORMANCE RESTRICTED SHARES

(a)At the conclusion of the Performance Period, the Committee shall determine the number of Performance Restricted Shares, if any, which have been earned on the basis of Company performance in relation to the established performance goals.

(b)Performance Restricted Shares earned shall be converted to shares of Common Stock and shall be represented by a stock certificate registered in the name of the Participant.  Certificates evidencing such shares shall be held in custody by the Company until the restrictions thereon are no longer in effect.

4.8VESTING PERIOD

At the time a Performance Restricted Share grant is made, the Committee shall establish a vesting period applicable to such shares earned, if any, which shall begin at the end of the Performance Period.  After the lapse or waiver of the restrictions imposed, the Company shall deliver in the Participant's name one or more stock certificates, evidencing the shares of Common Stock earned through the end of the Performance Period.  The Committee may accelerate or waive the performance goals attached to a particular grant, in whole or in part, based on service and such other factors as the Committee may determine.

4.9OTHER TERMS AND CONDITIONS

Performance Restricted Shares shall be subject to the following terms and conditions:

(a)Except as otherwise provided in Section 4.6 or in the Performance Restricted Share agreement, the Participant shall not have the rights of a shareholder of the Company during the Performance Period, including no voting or dividend rights.

(b)During any period in which the vesting period shall continue beyond the expiration or termination of the Performance Period, Performance Restricted Shares shall have the same shareholder rights to vote and with respect to dividends as provided for Restricted Stock Awards in Section 5.5.

4.10TERMINATION OF EMPLOYMENT OR SERVICE PROVISIONS DURING A PERFORMANCE PERIOD

(a)In the event a Participant terminates employment or service during a Performance Period by reason of death or Disability, and the Participant had completed a minimum of one year of employment or service during the Performance Period, the Participant shall be entitled to that number of shares earned (if any) determined by multiplying the full number of shares earned (if any) by a fraction, the numerator of which is the number of full months of employment or service the Participant had completed in such Performance Period and the denominator of which is the total number of full months in such Performance Period.  All applicable restrictions shall lapse with respect to such shares and such shares of Common Stock shall be issued to the Participant or the Participant's designated beneficiary following the Performance Period.  In the event the

Participant had not completed one year of employment or service during the Performance Period, the Participant shall forfeit all rights to earn such Performance Restricted Shares.  In the event a Participant terminates employment or service during a Performance Period by reason of Retirement, outstanding grants of Performance Restricted Shares will continue to vest on the original performance vesting schedule, provided the Participant satisfies the "Good Leaver" criteria set forth below:

•	Age and years of service equal 65 starting at age 55;
•	The Participant gives 6 months advance notice of retirement; and
•	The Participant signs a non-compete for one year and a non-solicitation for the balance of the performance term.

(b)If a Participant terminates employment or service during a Performance Period for any reason other than death, Disability or Retirement, the Participant shall forfeit all rights to earn such Performance Restricted Shares.

(c)Notwithstanding Sections 4.10(a) and 4.10(b), in the event a Participant's employment or service is terminated during a Performance Period under special circumstances, the Committee may, in its sole discretion, continue a Participant's rights to earn any or all Performance Restricted Shares and waive in whole or in part any or all remaining restrictions.

4.11TERMINATION OF EMPLOYMENT OR SERVICE PROVISIONS FOLLOWING A PERFORMANCE PERIOD

(a)In the event a Participant terminates employment or service following a Performance Period by reason of death, Disability or Retirement, all shares of Common Stock (formerly Performance Restricted Shares) shall immediately vest and shares of Common Stock shall be issued to the Participant or the Participant's designated beneficiary.

(b)If a Participant terminates employment or service following a Performance Period for any reason other than death, Disability or Retirement, the Participant shall forfeit all shares of Common Stock (formerly Performance Restricted Shares) which have not yet vested.  Shares of Common Stock which have vested shall be issued to the Participant.

(c)Notwithstanding Sections 4.11(a) and 4.11(b), in the event a Participant's employment or service is terminated following a Performance Period under special circumstances, the Committee may, in its sole discretion, accelerate the remaining vesting period (if any) associated with that grant.

ARTICLE V

RESTRICTED STOCK AWARDS, RESTRICTED STOCK UNITS

AND STOCK AWARDS

5.1AWARD OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND STOCK AWARDS

The Committee may grant Restricted Stock Awards, Restricted Stock Units and unrestricted Stock Awards to Participants subject to such terms and conditions as the Committee shall determine, provided that each Restricted Stock Award and Restricted Stock Unit shall be subject to a Restriction Period. Restricted Stock Awards, Restricted Stock Units and Stock Awards shall be used for the purposes of recruitment, recognition and retention of Key Employees and Non-Employee Directors vital to the Company's success.  The Committee may, in its sole discretion, require a Participant to deliver consideration in the form of services or cash as a condition to the grant of a Restricted Stock Award, Restricted Stock Units or Stock Award.

5.2STOCK AWARD, RESTRICTED STOCK AWARD AND RESTRICTED STOCK UNIT AGREEMENTS

Each award of Restricted Stock Award, Restricted Stock Units and Stock Award shall be evidenced by a written agreement between the Company and the Participant to whom such award is granted.  The agreement shall specify the number of shares awarded, the terms and conditions of the award and, in the case of a Restricted Stock Award and award of Restricted Stock Units, the Restriction Period, and the consequences of forfeiture.

5.3AWARDS AND CERTIFICATES

Shares of Common Stock awarded pursuant to a Restricted Stock Award or a Stock Award shall be registered in the name of the Participant.  Certificates evidencing Restricted Stock Awards shall be held in custody by the Company until the restrictions thereon are no longer in effect.  After the lapse or waiver of the restrictions imposed upon the Restricted Stock Award, the Company shall deliver in the Participant's name one or more stock certificates, free of restrictions, evidencing the shares of Common Stock subject to the Restricted Stock Award to which the restrictions have lapsed or been waived.

5.4RESTRICTION PERIOD

At the time a Restricted Stock Award is made, the Committee shall establish a Restriction Period applicable to such award.  The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service and such other factors as the Committee may determine.  Neither Restricted Stock Awards nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period or prior to the satisfaction of other applicable restrictions.

5.5OTHER TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

Shares of Common Stock subject to Restricted Stock Awards shall be subject to the following terms and conditions:

(a)Except as otherwise provided in the Plan or in the Restricted Stock Award Agreement, the Participant shall have all the rights of a shareholder of the Company, including the right to vote the shares.

(b)Cash dividends paid with respect to Common Stock subject to a Restricted Stock Award shall be reinvested to purchase additional shares of Common Stock that shall be subject to the same terms, conditions and restrictions that apply to the Restricted Stock Award with respect to which such dividends were issued.

5.6OTHER TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

(a)Restricted Stock Units may be settled in cash in an amount equal to the Fair Market Value of the shares of Common Stock as of a specified settlement date in the future, or in shares of Common Stock, as determined by the Committee and set forth in the award agreement.  The award agreement also shall set forth whether the Restricted Stock Units shall be settled: (i) within the time period specified for "short term deferrals" under Section 409A of the Code, or (ii) otherwise within the requirements of Section 409A, in which case the award agreement shall specify upon which events the Restricted Stock Units shall be settled.

(b)During the Restriction Period, a Participant shall be entitled to receive Dividend Equivalents which shall be deemed to have been reinvested in additional Restricted Stock Units at the same time as such underlying Common Stock cash dividend is paid.  Restricted Stock Units granted through such reinvestment shall be credited to the Participant’s account and shall be payable or deliverable to the Participant in the same manner and at the same time as the Restricted Stock Units with respect to which such Dividend Equivalents were issued.

(c)Holders of Restricted Stock Units shall not have rights as shareholders of the Company, including no voting or dividend rights.

(d)A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company.  Restricted Stock Units represent an unfunded unsecured obligation of the Company, subject to the terms and conditions of the applicable award agreements.

5.7TERMINATION OF EMPLOYMENT OR SERVICE

(a)In the event a Participant terminates employment or service during the Restriction Period by reason of death or Disability, and the Participation had completed a minimum of one year of employment or service during the Restriction Period, restrictions shall lapse on that number of shares (if any) determined by multiplying the full number of shares subject to restriction by a fraction, the numerator of which is the number of full months of employment or service the Participant had completed in such Restriction Period and the denominator of which is the total number of full months in such Restriction Period.  In the event a Participant terminates employment or service during the Restriction Period by reason of Retirement, outstanding grants of Restricted Stock Units will continue to vest during the Restriction Period in accordance with the original vesting schedule, provided the Participant satisfies the "Good Leaver" criteria set forth below:

•	Age and years of service equal to 65 starting at age 55;
•	The Participant gives 6 months advance notice of retirement; and
•	The Participant signs a non-compete for one year and a non-solicitation for the time vest term.

(b)If a Participant terminates employment or service for any reason other than death, Disability or Retirement, the Participant shall forfeit all shares subject to restriction.

(c)Notwithstanding Sections 5.7(a) and 5.7(b), in the event a Participant's employment or service is terminated under special circumstances, the Committee may, in its sole discretion, waive in whole or in part, any and all remaining restrictions.

ARTICLE VI

TAX WITHHOLDING AND DEFERRAL OF PAYMENT

6.1TAX WITHHOLDING

(a)The Company may withhold from any payment of cash or Common Stock to a Participant or other person pursuant to the Plan a cash amount or number of shares (based upon the Fair Market Value of such shares as of the date such withholding tax obligations are due) sufficient to satisfy any required withholding taxes, including the Participant's social security and Medicare taxes and federal, state and local income tax with respect to income arising from the payment of the award.  The Company shall have the right to require the payment of any such taxes before delivering payment or issuing Common Stock pursuant to the award.

(b)At the discretion of the Committee, under the terms of any grant of Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock Awards and Restricted Stock Units, a Participant may have the right to elect to satisfy, in whole or in part, any required tax withholding obligations in connection with the issuance of shares of Common Stock earned under the Plan by requesting that the Company either:

(i)withhold shares of Common Stock otherwise issuable to the Participant, or

(ii)by accepting delivery of shares of Common Stock previously owned by the Participant.

In either case, the Fair Market Value of such shares of Common Stock will be determined as of the date such withholding tax obligations are due.

(c)Notwithstanding any other provision hereof to the contrary, the Committee, in its sole discretion, may at any time suspend, terminate or disallow any or all entitlements to make the tax withholding election described in subparagraph (b) to the extent previously granted or extended to any Participant.

6.2DEFERRAL OF PAYMENT

At the discretion of the Committee, a Participant may be offered the right to defer delivery of all or any portion of Performance Restricted Shares or Restricted Stock Awards otherwise distributable to such Participant or the payment of cash or delivery of shares of Common Stock with respect to Restricted Stock Units.  Such right shall be exercised by execution of a written agreement by the Participant:  (i) with respect to Restricted Stock Awards and Restricted Stock Units, prior to the expiration of the applicable Restriction Period and (ii) with respect to Performance Restricted Shares, prior to the expiration of the applicable vesting period.  Any such deferral shall be based upon rules and procedures established by the Committee, which shall take into account potential tax treatment under Section 409A of the Code.

ARTICLE VII

CASH INCENTIVE AWARDS

7.1GRANTING OF AWARDS

The Committee, in its discretion, may grant Cash Incentive Awards to Participants.  Each Cash Incentive Award shall be conditioned upon the Company's achievement of one or more Performance Goals with respect to the Performance Measure(s) beginning with the applicable Performance Period and which may be set forth in the Award Agreement evidencing such Cash Incentive Award.  An award may be made in conjunction with the grant hereunder of Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock Awards, Restricted Stock Units or Stock Awards.  In making a Cash Incentive Award, the Committee shall establish a performance level below which the Cash Incentive Award shall not be payable.  The Committee may adjust the performance goals and measurements to reflect significant unforeseen events; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then a "covered employee" as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m), if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m).

7.2OTHER AWARD TERMS

The Committee may, in its sole discretion, establish certain additional performance-based conditions that must be satisfied by the Company, a business unit or the Participant as a condition precedent to the payment of all or a portion of any Cash Incentive Awards.  Such conditions precedent may include, among other things, the receipt by a Participant of a specified annual performance rating and the achievement of specified performance goals by the Company, business unit or Participant.

ARTICLE VIII

CONSEQUENCES OF A CHANGE IN CONTROL

8.1CONSEQUENCES OF A CHANGE IN CONTROL

For any awards outstanding as of the date of a Change in Control, either of the following provisions shall apply, depending on whether, and the extent to which, awards are assumed, converted or replaced by the resulting entity in a Change in Control, unless otherwise provided by the award agreement:

(a)To the extent such awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, shall lapse and become vested and non-forfeitable and for any outstanding performance awards the target payout opportunities available under such awards shall be deemed to have been fully earned as of the Change in Control based upon the greater of:  (i) an assumed achievement of all relevant performance goals at the "target" level or (ii) the actual level of achievement of all relevant performance goals against target as of the Company's last fiscal quarter preceding the Change in Control and the award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Change in Control.

(b)To the extent such awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within two years after the date of the Change in Control, the Participant has a Separation from Service (as defined for purposes of Section 409A of the Code) by the Company other than for "cause" (which may include a Separation from Service by the Participant for "good reason" if provided in the applicable award agreement), as such terms are defined in the award agreement, then such outstanding awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, shall lapse and become vested and non-forfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards shall be deemed to have been fully earned as of the Separation from Service based upon the greater of:  (i) an assumed achievement of all relevant performance goals at the "target" level or (ii) the actual level of achievement of all relevant performance goals against target as of the Company's last fiscal quarter preceding the Change in Control and the award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Separation from Service.

ARTICLE IX

OTHER PROVISIONS

9.1ADJUSTMENT IN NUMBER OF SHARES AND OPTION PRICES

Grants of Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock Awards and Restricted Stock Units shall be subject to adjustment by the Committee as to the number and price of shares of Common Stock or other considerations subject to such grants in the event of changes in the outstanding shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of grant.  In the event of any such change in the outstanding shares, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee.

9.2NO RIGHT TO EMPLOYMENT OR SERVICE

Nothing contained in the Plan, or in any grant pursuant to the Plan, shall confer upon any Participant any right with respect to continuance of employment by the Company or its subsidiaries or service as a Non-Employee Director, nor interfere in any way with the right of the Company or its subsidiaries to terminate the employment or change the compensation of any employee at any time.

9.3NONTRANSFERABILITY

A Participant's rights under the Plan, including the right to any shares or amounts payable may not be assigned, pledged or otherwise transferred except, in the event of a Participant's death, to the Participant's designated beneficiary, or, in the absence of such a designation, by will or by the laws of descent and distribution; provided, however, that the Committee may, in its discretion, at the time of grant of a Nonstatutory Stock Option or by amendment of an option agreement for an Incentive Stock Option or a Nonstatutory Stock Option, provide that Stock Options granted to or held by a Participant may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee, provided further that:  (i) any such transfer must be without consideration, (ii) each transferee must be a member of such Participant's "immediate family" or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the Participant's immediate family and (iii) such transfer is specifically approved by the Committee following the receipt of a written request for approval of the transfer; and provided further that any Incentive Stock Option which is amended to permit transfers during the lifetime of the Participant shall, upon the effectiveness of such amendment, be treated thereafter as a Nonstatutory Stock Option.  In the event a Stock Option is transferred as contemplated in this Section, such transfer shall  become effective when approved by the Committee and such Stock Option may not be subsequently transferred by the transferee other than by will or the laws of descent and distribution.  Any transferred Stock Option shall continue to be governed by and subject to the terms and conditions of this Plan and the relevant option agreement and the transferee shall be entitled to the same rights as the Participant as if no transfer had taken place.  As used in this Section, "immediate family" shall mean, with respect to any person, any spouse, child, stepchild or grandchild, and shall include relationships arising from legal adoptions.

9.4COMPLIANCE WITH GOVERNMENT REGULATIONS

(a)The Company shall not be required to issue or deliver shares or make payment upon any right granted under the Plan prior to complying with the requirements of any governmental authority in connection with the authorization, issuance or sale of such shares.

(b)The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and performed entirely in such State.

9.5RIGHTS AS A SHAREHOLDER

Except as otherwise provided by the Plan or in the applicable award agreement, the recipient of any grant under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued in the name of such recipient.

9.6UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or separate funds.  With respect to any payment not yet made to a Participant, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

9.7OTHER COMPENSATION PLANS

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is needed.

9.8TERMINATION OF EMPLOYMENT – CERTAIN FORFEITURES

Notwithstanding any other provision of the Plan (other than provisions regarding Change in Control) and except for Performance Restricted Shares, Restricted Stock Awards and Restricted Stock Units which would otherwise be free of restrictions and the receipt of which has been deferred pursuant to Section 6.2, a Participant shall have no right to exercise any Stock Option or Stock Appreciation Right or receive payment of any Performance Restricted Share, Restricted Stock Award or Restricted Stock Unit if the Participant is discharged for willful, deliberate or gross misconduct as determined by the Committee in its sole discretion.  Furthermore, notwithstanding any other provision of the Plan to the contrary, in the event that a Participant receives or is entitled to cash or the delivery or vesting of shares of Common Stock pursuant to an award during the 12 month period prior to the Participant's termination of employment with the Company, then the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or Stock received with respect to an Award (or its economic value as of:  (i) the date of the exercise of Stock Options or Stock Appreciation Rights; (ii) the date immediately following the end of the

Restricted Period for Restricted Stock Awards and Restricted Stock Units or the end of the vesting period for Performance Restricted Shares; (iii) the date of grant with respect to Stock Awards in the event that the Participant:  (y) is discharged for willful, deliberate or gross misconduct, as determined by the Committee in its sole discretion or (z) engages in any business or enters into any employment which the Committee in its sole discretion determines to be:  (1) directly or indirectly competitive with the business of the Company or (2) substantially injurious to the Company's financial interest.  A Participant may request the Committee in writing to determine whether any proposed business or employment activity would justify such a forfeiture.  Such a request shall fully describe the proposed activity and the Committee's determination shall be limited to the specific activity so described.  The Committee's right to require forfeiture under this Section 9.8 must be exercised within 90 days after the discovery of an occurrence triggering the Committee's right to require forfeiture but in no event later than 24 months after the Participant's termination of employment with the Company.

9.9BOOK ENTRY

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for delivery of stock certificates through the use of book entry.

ARTICLE X

AMENDMENT AND TERMINATION

10.1AMENDMENT AND TERMINATION

The Board of Directors may modify, amend, suspend or terminate the Plan at any time in its discretion, except that, to the extent approval of the shareholders is required by applicable law, rule or regulation or shareholder approval is otherwise deemed appropriate by the Board.  No modification, amendment or termination of the Plan shall adversely affect the rights of a Participant under a grant previously made to him without the consent of such Participant.

ARTICLE XI

EFFECTIVE DATE AND DURATION OF PLAN

11.1EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall become effective as of March 14, 2017, subject to its approval and adoption at the Annual Meeting of the shareholders on May 16, 2017.  All rights granted under the Plan must be granted within ten years from its adoption date by the shareholders of the Company.  Any rights outstanding ten years after the adoption of the Plan may be exercised within the periods prescribed under or pursuant to the Plan.